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                                                      REGISTRATION NO. 33-98528
                                                      RULE 424(b)(5)

                           SUPPLEMENT TO PROSPECTUS,
                             DATED AUGUST 28, 1996

                                  PhyCor, Inc.

                                3,000,000 Shares

                                  Common Stock
                              ___________________

                  The Prospectus, dated August 28, 1996 (the "Prospectus"), to which this Supplement, dated November 19, 1996, is attached, relates to an aggregate of up to 3,000,000 shares of PhyCor, Inc. (the "Company") Common Stock, no par value per share ("Common Stock"), issued upon the conversion of subordinated convertible notes issued or to be issued by the Company without registration under the Securities Act of 1933, as amended, in connection with the acquisition of the assets of single and multi-specialty medical clinics, the assets of individual physician practices and the assets of related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. In addition, this Prospectus also relates to the resale by certain holders of Common Stock issued upon the exercise of options granted by the Company prior to the adoption by the Company of its stock incentive plans and warrants issued as consideration for (i) consulting or other services provided or to be provided to the Company and (ii) the execution of a management or service agreement with the Company or an affiliate. This Supplement relates to the resale, from time to time, by the physicians listed on Schedule A hereto (each a "Physician") of up to an aggregate of 21,371 shares (the "Shares") of Common Stock.

                  The Company issued a 7.0% Subordinated Convertible Note in the principal amount of $762,681 (the "Note") to Medical Arts Clinic, P.C., a North Dakota professional corporation (the "Clinic") in connection with the acquisition by PhyCor of Minot, Inc., a Tennessee corporation and wholly-owned subsidiary of the Company ("PhyCor-Minot"), of certain assets of the Clinic pursuant to an Asset Purchase Agreement, effective as of August 1, 1996 (the "Purchase Agreement"). On November 4, 1996, the Note was partially converted into an aggregate of 19,842 shares of Common Stock, on November 7, 1996, the Note was partially converted into an aggregate of 1,274 shares of Common Stock and on November 11, 1996, the Note was partially converted into an aggregate of 255 shares of Common Stock. Following the partial conversions of the Note, the Clinic distributed the Shares to the Physicians on a pro rata basis based on the Physicians' respective ownership of the Clinic. Terms defined in the Prospectus have the same meaning in this Supplement unless the context otherwise requires.

                  THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE
WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL.
                              ___________________


                The date of this Supplement is November 19, 1996.





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Selling Shareholders

                  Each Physician is licensed to practice medicine pursuant to the laws of the State of North Dakota and practiced medicine through the Clinic prior to the transaction noted above. The Company, through PhyCor-Minot, acquired substantially all of the assets of the Clinic pursuant to the Purchase Agreement. In connection therewith, the Company issued the Note to the Clinic, and on November 4, 1996, the Note was partially converted into an aggregate of 19,842 shares of Common Stock, on November 7, 1996, the Note was partially converted into an aggregate of 1,274 shares of Common Stock and on November 11, 1996, the Note was partially converted into an aggregate of 255 shares of Common Stock. Upon the partial conversions of the Note, the Shares were distributed to the Physicians on a pro rata basis based on the Physicians' respective ownership of the Clinic. The Shares may be resold by a Physician through a registered broker-dealer in accordance with the terms of the Prospectus. The aggregate number of Shares that may be resold by each Physician is indicated on Schedule A hereto.

Plan of Offering

                  This Supplement relates to the reoffering, from time to time, of the Shares through a registered broker-dealer. The resale of the Shares will be effected through a registered broker-dealer in private or block transactions in the over-the-counter market (including The Nasdaq Stock Market (National Market)) or otherwise at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. The broker-dealer may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). As a result of the reoffering of the Shares pursuant to the Prospectus, as supplemented hereby, the Company and the respective broker-dealer may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended.


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                                   SCHEDULE A

===============================================================================
                                                                    Number of
Name of Stock Owner               Address                             Shares
-------------------------------------------------------------------------------
David M. Blehm, M.D.              1409 12th Avenue SE
                                  Minot, ND  58701                     3,824
-------------------------------------------------------------------------------
Julie A. Blehm, M.D.              1409 12th Avenue SE
                                  Minot, ND  58701                     3,824
-------------------------------------------------------------------------------
Michael J. Holland, M.D.          2508 Bel Air Drive
                                  Minot, ND  58703                     3,733
-------------------------------------------------------------------------------
Curt Ray, D.O.                    2425 Brookside Drive
                                  Minot, ND  58701                       988
-------------------------------------------------------------------------------
Melissa Ray, D.O.                 2425 Brookside Drive
                                  Minot, ND  58701                       306
-------------------------------------------------------------------------------
G. Mark Repp                      RR 4, Box 15B
                                  Minot, ND  58701                       746
-------------------------------------------------------------------------------
Joe L. Smothers, D.O.             RR 4, Box 164A
                                  Minot, ND  58701                     1,185
-------------------------------------------------------------------------------
Bruce B. Swenson, M.D.            25 Hacienda Hills
                                  Minot, ND  58701                     2,550
-------------------------------------------------------------------------------
Warren P. Morris, M.D.            1900 Meadowlark Drive
                                  Minot, ND  58701                     2,686
-------------------------------------------------------------------------------
M. Byron Grubb, M.D.              Rt. 1 Box 67
                                  Burlington, ND  58722                1,274
-------------------------------------------------------------------------------
Keith E. Folkert, M.D.            801 10th Avenue SE
                                  Minot, ND  58701                       255
-------------------------------------------------------------------------------

                                                     Total            21,371

===============================================================================


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